Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
Jonathan Mayor                    Bob Brunn    Calene Candela
(305) 500-3161                 (305) 500-4210    (305) 500-4764

Ryder Chief Financial Officer Art Garcia to Retire
MIAMI, September 25, 2018 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today announced that Art Garcia, Executive Vice President and Chief Financial Officer, will retire from the Company on April 30, 2019. Mr. Garcia has had a 20-year career with Ryder and has been in the role of CFO since 2010.

“I’m grateful for the contributions Art has made over his 20-year career at Ryder. During his time as CFO, Ryder has experienced significant growth and delivered solid financial returns to our shareholders,” said Robert Sanchez, Ryder Chairman and CEO. “Art and his finance team have been instrumental in helping to drive many of our successes. As we execute our strategic growth plans, I am pleased that Art has agreed to continue his existing duties and help us ensure a smooth transition to new leadership.”

Ryder will immediately launch a search for a new CFO. Mr. Garcia will continue in his role until a successor is named, and thereafter, he will serve as a Special Advisor to the Chief Executive Officer until his retirement on April 30, 2019.

Mr. Garcia joined Ryder in December 1997. Prior to his role as CFO, he held several positions with increasing levels of responsibility in Corporate Accounting, including Sr. Vice President and Controller.

About Ryder
Ryder is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. Ryder has been named among FORTUNE’s World’s Most Admired Companies, and has been recognized for its industry-leading practices in third-party logistics, environmentally-friendly fleet and supply chain solutions, and world-class safety and security programs. The Company is a proud member of the American Red Cross Disaster Responder Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com, and follow us on our Online Newsroom and social media pages: Facebook, LinkedIn, Twitter, and YouTube.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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